FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-10635


                      SUMMARY OF SUPPLEMENTS TO PROSPECTUS
                (SEE THE SUPPLEMENTS FOR ADDITIONAL INFORMATION):

Supplement No. 5 dated October 31, 1997 (incorporating Supplements No. 1, No. 2, No. 3 and No. 4):

     (1) Reports on the acquisition by the Company of eleven apartment complexes.
     (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. of a right to acquire up to 9.8% of the Company's outstanding Shares.
     (3) Reports on the election of a fifth member to the Board of Directors and the composition of the Board Committees.
     (4) Reports on the Company obtaining an unsecured line of credit to facilitate property acquisitions.
     (5) Provides certain other updated information concerning the Company and its properties.

Supplement No. 6 dated December 11, 1997:

     (1) Reports on the acquisition by the Company of one additional apartment complex.
     (2) Reports on a proxy solicitation by the Company to transfer all of the Company's properties to one or more subsidiaries that are directly or indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Bylaws related to the Reorganization (the "Bylaw Amendments").
     (3) Provides certain other updated information concerning the Company and its properties.

     As of November 30, 1997 the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 9,185,019 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $110,610,190, and proceeds net of selling commissions and marketing expenses of $99,334,811. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of November 30, 1997, substantially all of the proceeds of the offering available for investment in properties had been so invested.

     Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursement in connection wit the Company's acquisitions and the management of the properties and the Company. In connection with the property acquisitions described in the Supplements, Apply Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., will receive property acquisition fees totaling $1,657,917.

                    SUPPLEMENT NO. 6 DATED DECEMBER 11, 1997

                      TO PROSPECTUS DATED NOVEMBER 19, 1996



                      APPLE RESIDENTIAL INCOME TRUST, INC.

     The following information supplements the Prospectus of Apple Residential Income Trust, Inc. dated November 19, 1996 and Supplement No. 5 dated October 31, 1997, and is part of such Prospectus. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW THE PROSPECTUS, SUPPLEMENT NO. 5 AND THIS SUPPLEMENT.


                     TABLE OF CONTENTS TO SUPPLEMENT NO. 6

                                                                                        PAGE
                                                                                       -----
Status of the Offering ...............................................................  S-1
Proxy Solicitation  ..................................................................  S-2
Property Acquisitions  ...............................................................  S-2
Other Developments  ..................................................................  S-5
Management's Discussion and Analysis of Financial Condition and Results of Operations   S-5
Exhibit A -- Proxy Statement .........................................................  S-7
Index to Financial Statements   ......................................................  F-1


     The Prospectus and Supplements thereto contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include, without limitation, statements as to anticipated renovations to Company properties and anticipated improvements in property operations from completed and planned property renovations, and the possible acquisition by Cornerstone Realty Income Trust, Inc. of Shares in the Company or the business or assets of the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting the Company, the properties or Cornerstone Realty Income Trust, Inc., as the case may be, adverse changes in the real estate markets and general and local economic and business conditions. Investors should review the more detailed risks and uncertainties set forth under the caption "Risk Factors" in the Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained in the Prospectus and the Supplements are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements included in the Prospectus and Supplements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in the Prospectus and the Supplements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such forward-looking statements or the objectives and plans of the Company will be achieved.


                             STATUS OF THE OFFERING

     As of November 30, 1997, the Company had closed the sale to investors of 2,084,444 Shares at $9 per Share, and 9,185,019 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $110,610,190, and proceeds net of selling commissions and marketing expenses of $99,334,811. These totals include 417,777 Shares purchased by Cornerstone Realty Income Trust, Inc. as described in Supplement No. 5 dated October 31, 1997.

                               PROXY SOLICITATION

     On November 28, 1997, the Company mailed to Shareholders of record at the close of business on October 31, 1997 (the "Record Date") a Notice of Special Meeting of Shareholders and a Proxy Statement, copies of which are attached hereto as Exhibit A. At the Special Meeting Shareholders will be asked to consider and vote on the following proposals:

     1. The transfer of any and all of the Company's properties to one or more subsidiaries that are directly or indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Bylaws related to the Reorganization (the "Bylaw Amendments").


     2. To transact such other business as may properly come before the Special Meeting.

     The current structure of the Company may inhibit the Company's flexibility in planning future transactions or acquisitions. Furthermore, the current ownership structure tends to maximize the Company's exposure to franchise tax. Management of the Company believes that the Reorganization may provide flexibility in acquiring desirable properties and materially reduce the Company's franchise tax liability in future years. In light of the foregoing and as further described in the Proxy Statement, the Company proposes to transfer the Properties to a Virginia limited partnership, the partners of which will be two newly created, wholly-owned subsidiaries of the Company. Shareholders will effectively continue to hold the same ownership interest in the Properties following the Reorganization, through the Company's 100% ownership of the subsidiaries which will together own a 100% interest in the partnership. No substantive change in the rights of the Shareholders is intended to occur as a result of the Reorganization.

     The Board of Directors of the Company determined that the Reorganization and Bylaw Amendments were in the best interests of Shareholders. Accordingly, the Board unanimously approved the Reorganization and Bylaw Amendments and recommended that the Shareholders vote in favor of the Reorganization and Bylaw Amendments at the Special Meeting.

     The Special Meeting will be held on Wednesday, December 17, 1997. Only Shareholders of record on the Record Date are entitled to vote at the meeting.


                              PROPERTY ACQUISITIONS

     As of the date of this Supplement, the Company owns the following properties:

                                                      NUMBER       DATE OF
             NAME                    LOCATION        OF UNITS     ACQUISITION
------------------------------   ----------------   ----------   ------------
Brookfield  ..................   Dallas, TX            232         01/28/97
Eagle Crest ..................   Irving, TX            484         01/30/97
Tahoe ........................   Arlington, TX         240         01/31/97
Mill Crossing  ...............   Arlington, TX         184         02/21/97
Polo Run .....................   Arlington, TX         224         03/31/97
Wildwood .....................   Euless, TX            120         03/31/97
Toscana  .....................   Dallas, TX            192         03/31/97
Arbors on Forest Ridge  ......   Bedford, TX           210         04/25/97
Pace's Cove ..................   Dallas, TX            328         06/24/97
Remington Hills   ............   Irving, TX            362         08/06/97
Copper Crossing   ............   Fort Worth, TX        200         11/24/97


          Additional information on Copper Crossing is provided below.


                                 COPPER CROSSING
                                FORT WORTH, TEXAS


     On November 24, 1997, the Company purchased the Copper Crossing Apartments located AT 5644 Riverwalk Drive in Fort Worth, Texas (The "Property").

     The Property comprises 200 apartment units. The purchase price for the Property was $4,750,000. The seller was Copper Crossing Investors, Ltd., a Texas limited partnership which is not affiliated with the Company, Apple Residential Advisors, Inc. or their Affiliates. The entire purchase price was paid using proceeds from the sale of shares. Title to the Property was conveyed to the Company by limited warranty deed.

     LOCATION. The Property is located off of Bryant-Irvin in Fort Worth, Texas, in Tarrant County, which is part of the greater Dallas/Fort Worth Consolidated Metropolitan Statistical Area, or as it is called locally, "The Metroplex." The following information is based in part upon information provided by the Dallas Chamber of Commerce.

     The Dallas/Fort Worth Metroplex is in the north-central part of Texas and is composed of nine counties. The 1996 population of The Metroplex was approximately 4,400,000. Dallas is the second largest city in the state, behind Houston.

     The economy of the Dallas/Fort Worth area is complex and diversified. Key economic factors include a large manufacturing base (including as products military hardware, electronics, automobiles, industrial equipment, oil-field parts, food products and chemicals), banking, insurance services, communications, oil and gas production and air transportation. Major employers in the area include Texas Instruments, Southwestern Bell, General Motors, J.C. Penney, NationsBank and Vought Aircraft Company.

     The Metroplex is also an established transportation center for the nation. The Dallas/Fort Worth International Airport occupies approximately 17,800 acres of land between the two cities. It is the largest commercial airport in the United States in terms of land area, and is the fourth busiest airport in the world, with 1,700 daily arrivals and departures.

     The area also has a well-established system of interstate highways and supporting secondary routes. The Metroplex is located at the hub of Interstates 35,45, 20 and 30. Two outer loops, Interstate 635 in Dallas and Interstate 820 in Fort Worth, surround the respective cities.

     The many institutions of higher learning in the area include Southern Methodist University, the University of Texas at Dallas, the University of Texas at Arlington, the University of North Texas, and Texas Christian University.

     The immediate area surrounding the Property consists of other multi-family, single-family, commercial and retail development. The Property is located near restaurants, businesses, schools, and churches, and is readily accessible from Interstate 20, Highway 183 and Interstate 820, which are the major highways in the area.

     The Property is close to Hulen Mall, a major regional mall. This regional mall has spurred significant construction and corresponding retail growth in the Hulen Mall/Benbrook area. The Property is an approximately 30-minute drive from the Dallas/Fort Worth International Airport, an approximately 15-minutes drive from the Fort Worth central business district and an approximately 30-minute drive from the Dallas central business district.

     DESCRIPTION OF THE PROPERTY. The Property consists of 200 garden-style apartment units in 13 two-story buildings on approximately 6.9 acres of land. The Property was constructed in 1981.

     The Property offers four different unit types. The unit mix and rents currently being charged new tenants as of November, 1997 are as follows:


                                                APPROXIMATE INTERIOR     MONTHLY
   QUANTITY                  TYPE                  SQUARE FOOTAGE        RENTAL
--------------   ---------------------------   ----------------------   --------
      56         One bedroom/one bathroom               563               $385
      40         One bedroom/one bathroom               663                410
      32         One bedroom/one bathroom               745                450
      72         Two bedrooms/two bathrooms             915                540

     The apartments provide a total of approximately 148,000 square feet of net rental area.

     The Company believes that the Property has generally been well maintained and is in good condition. According to the seller, in the past two years the seller spent over $400,000 in capital improvements to the exterior of the Property, including new roofs, exterior rehabilitation, and repair and replacement of awnings.

     The Company has budgeted approximately $100,000 for additional capital improvements to the Property. These improvements will include clubhouse renovations and upgrading the landscaping at the Property. In addition, at the time that the Company acquired the Property there were 12 apartment units which had been damaged by fire. These damaged apartment units are currently being repaired and are all expected to be available for occupancy by April 1998. All costs of the repair are being funded with the proceeds of Property casualty insurance.

     Leases at the Property are generally for terms of one year or less. Average rental rates for the past five years have both increased and decreased. As an example, a one-bedroom, one-bathroom apartment unit (563 square feet) rented for $289 in 1992, $300 in 1993, $299 in 1994, $315 in 1995, and $345 in 1996. The
average effective annual rental per square foot at the Property for 1992, 1993, 1994, 1995, 1996, was $5.53, $5.74, $5.72, $6.03, and $6.60, respectively.

     The buildings are wood-frame construction with a combination of brick veneer and masonite hardboard on reinforced concrete slab foundations. Roofs are sloped fiberglass shingled on plywood.

     The Property has an outdoor swimming pool with a large deck, a fitness center, a laundry facility, a sand volleyball court and picnic areas. There is also a clubhouse which includes an entertainment area and a leasing office. There is ample paved parking for the tenants.

     All apartment units have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each apartment unit has a cable television hook-up and an individually controlled heating and air conditioning unit. Each kitchen is equipped with a refrigerator/freezer, electric range and oven, dishwasher and garbage disposal. Each apartment unit has a woodburning fireplace, a screened porch or balcony, ceiling fans, mini blinds and vertical blinds. The largest one-bedroom units and the two-bedroom units include full-sized washer/dryer connections. The owner of the Property pays for cold water, gas usage for hot water, sewer service and trash removal. Tenants pay for their own electricity service, which includes cooking, lighting, heating and air conditioning.

     There are at least five apartment properties that compete with the Property. All offer similar amenities and generally have rents that are comparable to those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy in the nearby competing properties now averages approximately 94%.

     According to information provided by the Seller, physical occupancy at the Property averaged approximately 85% in 1992, 87% in 1993, 96% in 1994, 95% in 1995, 94% in 1996, and 93% during the first six months of 1997. As of November 24, 1997, the Property was 91 % occupied, counting as vacant the 12 units recently damaged by fire. Of the 188 units available for rental, 182, or 96% of 188, were rented as of November 24, 1997. The tenants are a mix of white-collar workers, blue-collar workers, students and retired persons.

     The following  table sets forth the 1996 real estate tax information of the
Property:

                              ASSESSED
      JURISDICTION             VALUE          RATE           TAX
-------------------------   ------------   -----------   ------------
County of Tarrant  ......   $3,300,000      $ 2.01160    $66,382.67
City of Benbrook   ......    3,300,000        0.78500     25,905.00
 Total ..................                                $92,287.67


     The basis of the depreciable residential real property portion of the Property (currently estimated at about $2,698,000) will be depreciated over 27.5 years on a straight-line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Advisor and the Company believe that the Property is and will continue to be adequately covered by property and liability insurance.

     ACQUISITION AND MANAGEMENT SERVICES AND FEES. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company will pay Cornerstone Realty Income Trust, Inc., a property acquisition fee equal to 2% of the purchase price of the Property, or $95,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property plus reimbursement of certain expenses.


                               OTHER DEVELOPMENTS

     As described in the Prospectus, under "Investment Objectives and Policies-Sale and Refinancing Policies," the Company has granted to Cornerstone Realty Income Trust, Inc. ("Cornerstone") a right of first refusal to purchase the properties and business of the Company. Early in 1997, Cornerstone stated its intention to evaluate the possible acquisition of the Company by the end of 1997. The Company has been informed that Cornerstone, with the assistance of certain professional advisors, has evaluated the desirability to Cornerstone and its shareholders of a proposal to acquire the Company in 1997, and has determined that it is not in the best interest of Cornerstone and its shareholders to seek to acquire the Company at this time. However, the Company has been informed that Cornerstone expects to reevaluate the desirability of seeking to acquire the Company from time to time in the future.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following discussion is based upon the unaudited financial statements of the Company as of September 30, 1997 and the financial statements of the Company as of December 31, 1996. The information should be read in conjunction with the Company's financial statements and notes thereto and the pro forma financial statements and notes thereto of the Company included elsewhere in this Supplement. The Company is operated and has elected to be treated as a REIT for federal income tax purposes.

     LIQUIDITY AND CAPITAL RESOURCES. There was a significant change in the Company's liquidity during the nine months ended September 30, 1997. During the nine months ended September 30, 1997, the Company closed the sale to investors of 8,258,996 Shares representing gross proceeds to the Company of $80,923,281 and net proceeds after payment of Selling Commissions and other costs of $72,245,821. The Company capitalized $2,173,200 of improvements to its various properties as of September 30, 1997. It is anticipated that some $3,000,000 in additional capital improvements will be completed during the next year on the current portfolio. The source to fund these improvements is from equity raised and set aside specifically for the improvements and from the expected sale of additional Shares.

     During the nine months ended September 30, 1997, the Company made ten acquisitions of residential rental properties as follows:

                                                                       PURCHASE
            PROPERTY NAME                 DATE ACQUIRED     UNITS        PRICE          LOCATION
--------------------------------------   ---------------   -------   -------------   --------------
Brookfield Apartments  ...............   January 1997        232     $ 5,458,485     Dallas, TX
Eagle Crest Apartments ...............   January 1997        484      15,650,000     Irving, TX
Tahoe Apartments .....................   January 1997        240       5,690,560     Arlington, TX
Mill Crossing Apartments  ............   February 1997       184       4,544,121     Arlington, TX
Polo Run Apartments ..................   March 1997          224       6,858,974     Arlington, TX
Wildwood Apartments ..................   March 1997          120       3,963,519     Euless, TX
Toscana Apartments  ..................   March 1997          192       5,854,531     Dallas, TX
The Arbors Apartments  ...............   April 1997          210       7,748,907     Bedford, TX
Pace's Cove Apartments ...............   June 1997           328       9,277,355     Dallas, TX
Remington Hills at Las Colinas  ......   August 1997         362      13,100,000     Irving, TX

     During the nine months ended September 30, 1997, the Company borrowed $39,640,000 against its line of credit in conjunction with property acquisitions and repaid $34,507,298 of the balance. The balance on the line of credit as of September 30, 1997 was $5,132,702. In October 1997, the Company repaid the outstanding balance. This is consistent with the Company's long term business objective to hold its properties on an unleveraged basis.

     Cash and cash equivalents totaled $1,350,305 at September 30, 1997.

     While the Company is always assessing potential acquisitions, no material commitments existed on November 1, 1997 for the purchase of additional properties. The Company's only on-going commitment for capital expenditures is to the renovation of its existing portfolio. Equity funds have been raised in conjunction with the acquisition of properties to fund capital expenditures for currently held properties. In addition, the Company will acquire new properties as funds are available.

     The Company has short-term cash flow needs to conduct the operation of its properties. The rental income generated from the properties supplies sufficient cash to provide for the payment of these operating expenses.

     The Company's capital resources are expected to grow with the continued sale of its Shares and through operations.

     RESULTS OF OPERATIONS. As operations of the Company began in January 1997, a comparison of the three months or nine months ended September 30, 1997 and 1996 is not possible. The Company's property operations for the nine months ended September 30, 1997 reflect the operations of the Company's ten acquisitions from their respective acquisition dates. Rental income for the three and nine months ended September 30, 1997 was $3,789,266 and $7,771,744, respectively.

     The economic occupancy levels for the Company's properties averaged 92% at the end of the three months and 93% for the nine months ended September 30, 1997. Overall, the average rental rate for the portfolio was $525 per month for the nine months ended September 30, 1997 and $539 for the three months ended September 30, 1997.

     The Company's other source of income is the investment of its cash and cash reserves. Interest income for the three and nine months ended September 30, 1997 was $19,043 and $107,584, respectively.

     Total expenses for the nine months ended September 30, 1997 were $5,258,721 and $2,718,762 for the three months ended September 30, 1997. The operating expense ratio (the ratio of rental expenses, excluding general and administrative, amortization and depreciation expense, to rental income) was 48% for the nine months ended September 30, 1997 versus 49% for the three months ended September 30, 1997. General and administrative expenses totaled 5% of total rental income for the three and nine months ended September 30, 1997. This percentage is expected to decrease as the Company's asset base and rental income grow. These expenses represent the administrative expenses of the Company as distinguished from the operations of the Company's properties. Depreciation expense for the nine months ended September 30, 1997 was $1,086,111 and for the three months ended September 30, 1997 was $642,770.

     The Company does not believe that inflation had any significant impact on the operation of the Company during the nine months ended September 30, 1997. Future inflation, if any, would likely cause increased operating expenses, but the Company believes that increases in expenses would be offset by increases in rental income. Inflation may also cause capital appreciation of the Company's properties over time, as rental rates and replacement costs increase.

                                                                       EXHIBIT A


                      APPLE RESIDENTIAL INCOME TRUST, INC.
                              306 EAST MAIN STREET
                               RICHMOND, VA 23219


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Apple Residential Income Trust, Inc. (the "Company"), which will be held at 3:00 p.m. on Wednesday, December 17, 1997, at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Seventh Floor, 901 East Cary Street, Richmond, Virginia.

     At the Special Meeting, you will be asked to consider and vote on the following proposals:

          1. The transfer of any and all of the Company's properties to one or more subsidiaries that are directly or indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Bylaws related to the Reorganization (the "Bylaw Amendments").


          2. To transact such other business as may properly come before the Special Meeting.

     The Board of Directors of the Company has determined that the Reorganization and Bylaw Amendments are in the best interests of shareholders. Accordingly, the Board has unanimously approved the Reorganization and Bylaw Amendments and recommends that you vote in favor of the Reorganization and Bylaw Amendments at the Special Meeting.

     The  proposed  Reorganization  and Bylaw  Amendments  are  described in the accompanying Proxy Statement. I urge you to review carefully the Proxy Statement. Because the Company does not yet have securities registered under the Securities Act of 1934, the Proxy Statement is not required to, and does not, contain all of the disclosures that might technically be required under that Act. The Proxy Statement is not required to be, and has not been, filed with the Securities and Exchange Commission. However, in the judgment of management, the Proxy Statement contains all information needed to understand and evaluate fully the proposed Reorganization and Bylaw Amendments. Please note that the Reorganization, together with the Bylaw Amendments, are intended to provide certain business and tax benefits to the Company without altering, in any substantive way, the Company's assets or business operations or the shareholders' interests therein.

     I hope you will attend the Special Meeting. However, whether nor not you plan to attend, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. If you are present at the meeting you may, if you wish, withdraw your proxy and vote your own shares.



                                        Sincerely,

                                        /s/ Stanley J. Olander, Jr.

                                        Stanley J. Olander, Jr.
                                        Secretary

Richmond, Virginia
November 26, 1997

                      APPLE RESIDENTIAL INCOME TRUST, INC.

                                NOVEMBER 26, 1997

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON WEDNESDAY, DECEMBER 17, 1997


     A Special Meeting of Shareholders of Apple Residential Income Trust, Inc. (the "Company") will be held at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Seventh Floor, 901 East Cary Street, Richmond, Virginia 23219, on Wednesday, December 17, 1997 at 3:00 p.m. for the following purposes:

          1. To authorize the transfer of any and all of the Company's properties to one or more subsidiaries that are directly or indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Bylaws related to the Reorganization (the "Bylaw Amendments").

          2. To transact such other business as may properly come before the Special Meeting.

     The holders of common shares of record at the close of business on October 31, 1997 are entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously delivered your proxy.

     The proxy card with which to vote your shares is located in the window pocket of the envelope in which these proxy materials were mailed. If necessary, an additional proxy card may be obtained by calling David S. McKenney at (804) 643-1761.



                                        By Order of the Board of Directors

                                        /s/ Stanley J. Olander, Jr.

                                        Stanley J. Olander, Jr.
                                        Secretary


     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                      APPLE RESIDENTIAL INCOME TRUST, INC.
                                 PROXY STATEMENT
                                NOVEMBER 26, 1997


GENERAL

     The enclosed proxy is solicited by the Board of Directors of Apple Residential Income Trust, Inc. (the "Company") for the Special Meeting of Shareholders to be held at the offices of McGuire, Woods, Battle & Boothe, L.L.P., Seventh Floor, 901 East Cary Street, Richmond, Virginia 23219, on Wednesday, December 17, 1997 at 3:00 p.m. (the "Special Meeting"). The proxy may be revoked at any time prior to voting thereof by giving written notice to the Company (at 306 East Main Street, Richmond, Virginia 23219, facsimile number
(804) 782-9302) of intention to revoke or by conduct inconsistent with continued effectiveness of the proxy, such as delivery of a later dated proxy or appearance at the meeting and voting in person the shares to which the proxy relates. Shares represented by executed proxies will be voted, unless a different specification is made therein, FOR the Reorganization Proposal (as defined under "Resolutions to be Adopted").

     This Proxy Statement and the enclosed proxy will be mailed on November 28, 1997 to shareholders of record at the close of business on October 31, 1997 (the "Record Date").

     At the close of business on the Record Date, the Company had 10,108,598.35 common shares ("Shares") outstanding and entitled to vote. Each Share has one vote on all matters, including those to be acted upon at the Special Meeting. The holders of a majority of such Shares present at the Special Meeting in person or represented by proxies constitute a quorum. If a quorum is present, the affirmative vote of more than two-thirds of the total number of Shares outstanding and entitled to vote on the Record Date is required to approve the Reorganization Proposal. Shareholders who wish to abstain from voting on the Reorganization Proposal may do so by specifying their abstention on the enclosed proxy, and the Shares otherwise votable by such shareholders will not be included in determining the number of Shares voted for the Reorganization Proposal. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder that fewer than all of the Shares of which such shareholder is the holder of record on the Record Date are to be voted on a particular matter. All such Shares which are not voted will be treated as Shares as to which vote has been withheld.

     The mailing address of the Company is Apple Residential Income Trust, Inc., 306 East Main Street, Richmond, Virginia 23219 (facsimile number (804) 782-9302, telephone number (804) 643-1761). Notice of revocation of proxies should be sent to that address, to the attention of David S. McKenney.

     THE COMPANY WILL PROVIDE SHAREHOLDERS, WITHOUT CHARGE (EXCEPT FOR EXHIBITS), A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 1997, JUNE 30, 1997, AND SEPTEMBER 30, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THEREIN, ON WRITTEN REQUEST TO STANLEY J. OLANDER, JR., SECRETARY OF THE COMPANY, AT THE MAILING ADDRESS FOR THE COMPANY SET FORTH ABOVE.


BACKGROUND

     The Company is a Virginia corporation that has elected to be treated for federal income tax purposes as a real estate investment trust ("REIT"). The Company's assets, which are directly owned by the Company, consist of multifamily rental apartment communities located in and around Dallas and Fort Worth, Texas (the "Properties"). The current structure of the Company may inhibit the Company's flexibility in planning future transactions or acquisitions. For example, the current structure makes it difficult, if not impossible, for potential sellers of properties to exchange their properties for equity interest in the Company in a manner that could defer tax liabilities for the sellers. This lack of flexibility may hinder the Company's acquisition of desirable properties from sellers seeking such tax deferral. Furthermore, the current ownership structure tends to maximize the Company's exposure to franchise tax. Management of the Company believes that the Reorganization may materially reduce the Company's franchise tax liability in future years.

PROPOSED REORGANIZATION

     In light of the foregoing and as further described herein, the Company proposes to transfer the Properties to a Virginia limited partnership, the partners of which will be two newly created, wholly-owned subsidiaries of the Company.

     The Company will form the two wholly-owned subsidiaries, Apple Limited, Inc. and Apple General, Inc., as Virginia corporations. The Company will transfer an undivided 99 percent interest in the Properties to Apple Limited, Inc. and an undivided 1 percent interest in the Properties to Apple General, Inc. Apple Limited, Inc. and Apple General, Inc. will together form the limited partnership, Apple Limited Partnership (the "Partnership"), as a Virginia limited partnership. Apple Limited, Inc. will contribute its 99% interest in the Properties to the Partnership in exchange for a 99% limited partnership interest in the Partnership. Apple General, Inc. will contribute its 1%
interest in the Properties to the Partnership in exchange for a 1% general partnership interest in the Partnership. The Partnership will hold the Properties and conduct the business activities of the Company associated with the Properties.

     The material terms of the proposed transfer of the interests in the Properties to the Partnership in exchange for interests in the Partnership will be set forth in the partnership agreement of the Partnership (the "Partnership Agreement") and are as summarized herein. The Company will send a copy of the proposed Partnership Agreement to any shareholder who requests it.

     The following diagrams set forth the current structure of the Company's ownership of the Properties and the structure that would be in effect following implementation of the Reorganization:


Current Company Structure        Company Structure Following Reorganization
-------------------------        ------------------------------------------


     ----------------                        ----------------
     | Shareholders |                        | Shareholders |
     ----------------                        ----------------
            |                                       |
            |                                       |
            |                                       |
   ---------------------                   ---------------------
   |    The Company    |                   |    The Company    |
   ---------------------                   ---------------------
            |                                  |           |
            |                                  |           |
            |                100% ownership    |           |    100% ownership
            |                   --------------------- ---------------------
            |                   |Apple General, Inc.| |Apple Limited, Inc.|
     ----------------           --------------------- ---------------------
     |The Properties|    1% general partner    |           | 99% limited partner
     ----------------                          |           |
                                               |           |
                                                \   / \   /
                                                 \ /   \ /
                                                  /     \
                                                 / Apple \
                                                / Limited \
                                               /Partnership\
                                               -------------
                                                    |
                                                    |
                                                    |
                                             ----------------
                                             | The Property |
                                             ----------------

EFFECT OF THE REORGANIZATION; PROPOSED BYLAW AMENDMENTS

     Shareholders will effectively continue to hold the same ownership interest in the Properties following the Reorganization, through the Company's 100% ownership of Apple Limited, Inc. (which will own a 99% interest in the Partnership), and 100% ownership of Apple General, Inc. (which will own a 1% interest in the Partnership). Apple General, Inc., as general partner of the Partnership, will manage the affairs of the Partnership. The Company, as sole shareholder of Apple General, Inc., will be entitled to exercise the rights of a 100%-shareholder with respect to Apple General, Inc., including the election and removal of directors of that company. No substantive change in the rights of the shareholders is intended to occur as a result of the Reorganization. To give effect to this intent, management has proposed and the Board of Directors has approved and hereby submits to the shareholders for their approval, certain amendments to the Company's Bylaws (set forth below) designed to retain existing Bylaw restrictions on the Company and its directors and officers, and to retain certain existing shareholder rights, notwithstanding the technical changes in legal ownership effected by the Reorganization.

     No federal or state regulatory requirements must be complied with nor must regulatory approval be obtained in connection with the Reorganization and Bylaws Amendments. The transfers described in the Reorganization are expected to be tax-free transfers at both the state and federal level.


RESOLUTIONS TO BE ADOPTED

     The Board of Directors has approved and hereby submits to the shareholders (with its recommendation for adoption) the following resolutions (collectively, the "REORGANIZATION PROPOSAL");

          RESOLVED, that the Company transfer any and all of the Company's multifamily rental apartment communities (including all assets associated therewith) to a partnership to be created by the Company, the partners of which will be the Company or entities wholly-owned, directly or indirectly, by the Company; and

          RESOLVED, that the following be added as a new Article XIII to the Company's Bylaws:


                                  ARTICLE XIII
                    CONDUCT OF BUSINESS THROUGH SUBSIDIARIES

          13.1 Subsidiaries. To the extent permitted by the Articles of Incorporation, these Bylaws (excluding Section 9,1(i) hereof, which shall not be construed to prohibit anything contemplated by this Article XIII) and applicable law (including any required consent of the Directors and Shareholders under applicable law), the Company may conduct its business through subsidiary companies owned or controlled by the Company (or its subsidiaries). Any such subsidiary company is referred to as a "Subsidiary Company" and collectively such subsidiary companies are referred to as the "Subsidiary Companies." It is specifically acknowledged that the conduct of the Company's business through a Subsidiary Company or Subsidiary Companies may be effected and undertaken by the transfer by the Company of properties to, the acquisition of properties by, and the ownership and operation of properties in, a partnership all of whose interests are initially owned by the Company and/or a Subsidiary Company or Subsidiary Companies. However, the transfer described in the preceding sentence shall not constitute an event permitting conversion of the Company's Class B Convertible Shares.

          13.2  Interpretation  and Application of Bylaws.  If and to the extent
     (i) the Company conducts its business through Subsidiary Companies, or (ii) there are properties which, in the absence of Subsidiary Companies, would be owned and operated by the Company but such properties are instead owned and operated by Subsidiary Companies, restrictions on the power of the Company to engage in certain transactions and restrictions on the authority of Directors and officers of the Company in these Bylaws, and in particular the restrictions contained in Articles VIII, IX and X of these Bylaws, shall be interpreted and applied to Subsidiary Companies in the same manner as they apply by their terms to the Company to the extend necessary to ensure that the Bylaw provision is given the effect intended notwithstanding that the Company's business is conducted through Subsidiary Companies instead of by the Company directly. The Company shall exercise any rights and powers it has as an owner or partner (directly or indirectly) of a Subsidiary Company consistently with this provision.

          13.3 Certain Shareholder Consents. If a transaction involving the proposed sale or other transfer, whether by sale, exchange, merger, consolidation, lease, share exchange or otherwise, by a Subsidiary Company would require pursuant to the applicable law the consent or approval of Shareholders if the Company owned directly, and were proposing the sale or other transfer of, the relevant assets, the Company shall not approve, undertake or effectuate any such proposed sale or other transfer through such Subsidiary Company without first obtaining the consent or approval of the Shareholders of the Company.


MATTERS TO BE PRESENTED AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

     Any qualified shareholder wishing to make a proposal to be acted upon at the Annual Meeting of Shareholders in 1998 must submit such proposal, to be considered by the Company for inclusion in the Proxy Statement, to the Company at its executive office in Richmond, Virginia, no later than December 31, 1997.


OTHER MATTERS

     Management knows of no matters other than those stated above that are likely to be brought before the Special Meeting. However, if any matters not known a reasonable time before the date of this Proxy Statement come before the Special Meeting, the persons named in the enclosed proxy are expected to vote the Shares represented by such proxy on such matters in accordance with their best judgment.

     THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

                  INDEX TO FINANCIAL STATEMENTS OF THE COMPANY



                                                                           PAGE
                                                                          ------
COMPANY INTERIM FINANCIAL STATEMENTS (UNAUDITED):
 Balance  Sheets --  September  30, 1997 and  December  31, 1996........... F-2

 Statement of  Operations  -- Three Months ended  September  30,
   1997   and   Nine   Months   Ended    September    30,   1997........... F-3

 Statement  of   Shareholders'   Equity  --  Nine  Months  ended
   September 30, 1997...................................................... F-4

 Statement of Cash Flows -- Nine Months ended September 30, 1997........... F-5

 Notes to Financial Statements ............................................ F-6

                     APPLE RESIDENTIAL INCOME TRUST, INC.

                          BALANCE SHEETS (UNAUDITED)


                                                                   SEPTEMBER 30,     DECEMBER 31,
                                                                       1997             1996
                                                                  ---------------   -------------
ASSETS
 Investment in Rental Property Land ...........................    $ 13,504,976             --
 Building   ...................................................      67,365,012             --
 Property improvements  .......................................       1,683,878             --
 Furniture and fixtures .......................................         489,322             --
                                                                   ------------      ---------
                                                                     83,043,188             --
 Less accumulated depreciation   ..............................      (1,086,111)            --
                                                                   ------------      ---------
                                                                     81,957,077             --
                                                                   ------------      ---------
 Cash and cash equivalents ....................................       1,350,305            100
 Prepaid expenses .............................................         161,391             --
 Other assets  ................................................         561,464             --
                                                                   ------------      ---------
                                                                      2,073,160            100
                                                                   ------------      ---------
   Total Assets   .............................................    $ 84,030,237      $     100
                                                                   ============      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
 Notes payable ................................................    $  5,132,702             --
 Accounts payable .............................................         411,069             --
 Accrued expenses .............................................       1,647,832             --
 Rents received in advance ....................................          25,969             --
 Tenant security deposits  ....................................         371,794             --
                                                                   ------------      ---------
                                                                      7,589,366             --
 Shareholders' equity
 Common stock, no par value, authorized 50,000,000 shares; is-
   sued and outstanding 8,676,784 shares and 10 shares, respec-
   tively .....................................................      76,005,921            100
 Class B convertible stock, no par value. Authorized 200,000
   shares: issued and outstanding 200,000 .....................          20,000         20,000
 Receivable from principal shareholder ........................         (20,000)       (20,000)
 Net income greater than distributions ........................         434,950             --
                                                                   ------------      ---------
                                                                     76,440,871            100
                                                                   ------------      ---------
   Total Liabilities and Shareholders' Equity   ...............    $ 84,030,237      $     100
                                                                   ============      =========


                 See accompanying notes to financial statements.

                       APPLE RESIDENTIAL INCOME TRUST, INC

                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                    THREE MONTHS ENDED   NINE MONTHS ENDED
                                                      SEPTEMBER 30,       SEPTEMBER 30,
                                                           1997                1997
                                                   -------------------- ------------------
REVENUE:
 Rental income   .................................     $3,789,266          $7,771,744
EXPENSES:
 Utility expenses   ..............................        385,718             796,570
 Repairs and maintenance  ........................        317,500             581,796
 Taxes and insurance   ...........................        597,227           1,176,182
 Property management   ...........................        207,026             403,479
 Advertising  ....................................         88,782             194,785
 General and administrative  .....................        192,520             391,837
 Amortization ....................................          8,484              25,444
 Depreciation of rental property   ...............        642,770           1,086,111
 Other operating expenses ........................        278,735             602,517
                                                       ----------          ----------
    Total expenses  ..............................      2,718,762           5,258,721
                                                       ----------          ----------
Income before other income (expense)  ............      1,070,504           2,513,023
 Interest and investment income ..................         19,043             107,584
 Interest expense   ..............................       (232,818)           (377,154)
                                                       ----------          ----------
Net income .......................................     $  856,729          $2,243,453
                                                       ==========          ==========
Net income per share   ...........................     $     0.12          $     0.44
                                                       ==========          ==========
Weighted average number of shares outstanding  ...      7,135,536           5,053,423
                                                       ==========          ==========


                 See accompanying notes to financial statements.

                      APPLE RESIDENTIAL INCOME TRUST, INC.

                  STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)


                                            COMMON STOCK                         CONVERTIBLE CLASS B STOCK
                                      ------------------------- -----------------------------------------------------------
                                                                                 NET OF
                                                                               RECEIVABLE      NET INCOME        TOTAL
                                        NUMBER                    NUMBER     FROM PRINCIPAL   GREATER THAN    SHAREHOLDERS'
                                       OF SHARES     AMOUNT      OF SHARES    SHAREHOLDER     DISTRIBUTIONS      EQUITY
                                      ----------- ------------- ----------- ---------------- --------------- --------------
Balance at December 31, 1996   ......        10   $       100     200,000         $ 0        $          0    $        100
Net proceeds from the sale of shares  8,147,064    71,238,441          --          --                  --      71,238,441
Net income   ........................        --            --          --          --           2,243,453       2,243,453
Cash distributions declared to share-
 holders ($.401 per share) ..........        --            --          --          --          (1,808,503)     (1,808,503)
Shares issued to Cornerstone Realty
 Income Trust, Inc.   ...............   417,778     3,760,000          --          --                  --       3,760,000
Shares issued through Additional
 Share Option   .....................   111,932     1,007,380          --          --                  --       1,007,380
                                      ----------  ------------   ---------        ----       ------------    ------------
Balance at September 30, 1997  ...... 8,676,784   $76,005,921    $200,000         $ 0        $    434,950      76,440,871
                                      ==========  ============   =========        ====       ============    ============


                 See accompanying notes to financial statements.

                      APPLE RESIDENTIAL INCOME TRUST, INC.

                       STATEMENT OF CASH FLOWS (UNAUDITED)


                                                                          NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                                1997
                                                                         ------------------
Cash flow from operating activities:
 Net income  .........................................................     $   2,243,453
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization  ....................................         1,111,555
   Changes in operating assets and liabilities:
    Prepaid expenses  ................................................          (161,391)
    Other assets   ...................................................          (586,908)
    Accounts payable  ................................................           411,069
    Accrued expenses  ................................................         1,647,832
    Rent received in advance   .......................................            25,969
    Tenant security deposits   .......................................           371,794
                                                                           -------------
      Net cash provided by operating activities  .....................         5,063,373
Cash flow from investing activities:
 Acquisitions of rental property  ....................................       (80,869,988)
 Capital improvements ................................................        (2,173,200)
                                                                           -------------
      Net cash used in investing activities   ........................       (83,043,188)
Cash flow from financing activities:
 Proceeds from short-term borrowings .................................        39,640,000
 Repayments of short-term borrowings .................................       (34,507,298)
 Net proceeds from issuance of shares   ..............................        76,005,821
 Increase (decrease) in commissions payable to underwriters  .........                --
 Cash distributions paid to shareholders   ...........................        (1,808,503)
                                                                           -------------
      Net cash provided by financing activities  .....................        79,330,020
      Increase in cash and cash equivalents   ........................         1,350,205
Cash and cash equivalents, beginning of year  ........................               100
                                                                           -------------
Cash and cash equivalents, end of period   ...........................     $   1,350,305
                                                                           =============


                 See accompanying notes to financial statements

                       APPLE RESIDENTIAL INCOME TRUST, INC
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1997


NOTE 1 -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These financial statements should be read in conjunction with the Company's December 31, 1996 Annual Report on Form 10-K.

     The Company was formed in August, 1996. Operations commenced in January, 1997.

     During the first quarter of 1997, the Financial Accounting Standards Board issued a new statement on the calculation of earnings per share which is effective beginning in the 4th quarter of 1997 and early adoption is prohibited. Under the new statement, primary and fully dilutive earnings per share are replaced with basic and diluted earnings per share. The Company's basic earnings per share for the nine month period ended September 30, 1997 according to the new statements would not change from the reported amounts.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information." The Company will adopt SFAS No. 131 in 1998. SFAS No. 131 will not have any impact on the financial results or financial condition of the Company, but will result in certain in required disclosures of segment reporting.


CASH AND CASH EQUIVALENTS:

     Cash equivalents include highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value.


INVESTMENT IN RENTAL PROPERTY

     The Company records impairment losses on rental property used in the operations if indicators of impairment are present and the undiscounted cash flows estimated to be generated by the respective properties are less than their carrying amount. Impairment losses are measured as the difference between the asset's fair value and its carrying value.

     The investment in rental property is recorded at depreciated cost and includes real estate brokerage commissions paid to an affiliated company Apple Realty Group for purchase prior to March 1, 1997, and Cornerstone Realty Income Trust, Inc. after March 1, 1997.


INCOME RECOGNITION

     Rental, interest and other income are recorded on an accrual basis. The Company's properties are leased under operating leases that, typically, have terms that do not exceed one year.


ADVERTISING COSTS

     Costs incurred for the production and distribution of advertising are expensed as incurred.

                       APPLE RESIDENTIAL INCOME TRUST, INC
            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED)

NOTE 1  -- GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES -
           (CONTINUED)


INCOME PER SHARE

     Net income per share is computed based upon the weighted average number of shares outstanding during the year. Potentially dilutive securities are not included since their inclusion would not materially dilute net income per share.


NOTE 2 -- NOTES PAYABLE

     On March 1, 1997, the Company entered into an agreement with a commercial bank for an unsecured revolving line of credit of $10 million. The line of credit expires on March 31, 1998. During August, 1997, the Company increased its unsecured line of credit to $20 million. Borrowings under the agreement are evidenced by an unsecured promissory note and bear interest at one-month LIBOR plus 200 basis points. As of September 30, 1997 the interest rate on the unsecured line of credit was 7.6875% and the outstanding balance was approximately $5.1 million. In October 1997, the Company repaid the full outstanding balance of the line of credit with proceeds from the additional sale of shares.


NOTE 3 -- RELATED PARTIES

     Prior to March 1, 1997, the Company had contracted with Apple Residential Management Group, Inc. (The "Management Company") to manage the acquired properties, Apple Residential Advisors, Inc. (The "Advisor") to advise and provide the Company with day to day management, and Apple Realty Group, Inc. to acquire and dispose of real estate assets held by the Company. The Company paid the Management Company a management fee equal to 5% of rental income plus reimbursement of certain expenses in the amount of $61,135. The Company paid the Advisor a fee equal to .1% to .25% of total contributions received by the Company in the amount of $13,585. The Company paid Apple Realty Group, Inc. a fee of 2% of the purchase price of the acquired properties in the amount of $624,863.

     Effective March 1, 1997, with the approval of the Company, Cornerstone Realty Income Trust Inc. ("Cornerstone"), for which Glade M. Knight (Chief Executive Officer and Chairman of the Board of the Company) entered into subcontract agreements with the Management Company and Advisor whereby Cornerstone will provide advisory and property management services to the Company in exchange for fees and expense reimbursement per the same terms described above.

     Effective March 1, 1997, with the consent of the Company, Cornerstone acquired all the assets of Apple Realty Group, Inc. The sole material asset of the company was the acquisition/disposition agreement with the Company. Cornerstone paid $350,000 in cash and issued 150,000 common shares in exchange for the assignment of the rights to the acquisition/disposition agreement. Cornerstone will be entitled to a real estate commission equal to 2% of the gross purchase price of the Company's properties. As of September 30, 1997, Cornerstone had earned approximately $1,476,041 for all of the subcontracted and acquired services.

     During the first quarter of 1997, the Company granted Cornerstone a continuing right to acquire up to 9.8% of the common shares of the Company at the market price, net of selling commissions. Cornerstone committed to purchase shares of the Company at $9 per share for approximately $3.76 million which represented approximately 9.5% of the total common shares of the Company outstanding as of March 1, 1997. In April 1997, Cornerstone purchased 417,777 common shares of the Company. Cornerstone intends to make periodic evaluations with the approval of its board of directors to purchase additional common shares of the Company as of the end of each calendar quarter in order to maintain

                       APPLE RESIDENTIAL INCOME TRUST, INC
             NOTES TO FINANCIAL STATEMENTS (UNAUDITED) - (CONTINUED)

NOTE 3 -- RELATED PARTIES - (CONTINUED)

its ownership of approximately 9.5% of the outstanding common shares of the Company, if such additional purchases are deemed by the Cornerstone board of directors to be in the best interests of Cornerstone and its shareholders.


NOTE 4 -- SUBSEQUENT EVENTS

     During October 1997, the Company distributed to its shareholders approximately $1,356,204 (20.2 cents per share) of which approximately $855,613 was reinvested in the purchase of additional shares through the Additional Share Option. The Company also closed the sale to investors of 1,346,262 shares at $10 per share representing net proceeds to the Company of $12,116,361.


NOTE 5 -- ACQUISITIONS (UNAUDITED)

     The following unaudited pro forma information for the nine months ended September 30, 1997 IS presented as if (a) the Company had owned the properties referred to below on January 1, 1997, (b) the Company had qualified as a REIT, distributed at least 95% of its taxable income and, therefore incurred no federal income tax expense during the period, and (c) the Company had used proceeds from its best efforts offering to acquire the properties. The Company had no operations prior to December 31, 1996. The pro forma information does not purport to represent what the Company's results of operations would actually have been if such transactions, in fact, had occurred on January 1, 1997, nor does it purport to represent the results of operations for future periods.


                                      NINE MONTHS ENDED
                                      SEPTEMBER 30, 1997
                                     -------------------
     Rental Income ...............       $12,259,452
     Net Income ..................       $ 3,615,983
     Net Income Per Share   ......       $       .45

     The pro forma information reflects adjustments for the actual rental income and rental expenses of Brookfield, Eagle Crest, Tahoe, Mill Crossing, Toscana, Polo Run, Wildwood, The Arbors , Paces Cove, Chaparosa and River Hill Apartments for the periods in 1997 prior to their acquisitions by the Company. Net income has been adjusted as follows: (1) property management and advisory expenses have been adjusted based on the Company's contractual arrangements of 5% of revenues from rental income plus reimbursement of certain monthly expenses estimated to be $2.50 per unit; (2) advisory expenses have been adjusted based on the Company's contractual arrangement of .25% annual gross proceeds of common stock raised; and (3) depreciation has been adjusted based on the Company's allocation of purchase price to buildings over an estimated useful life of 27.5 years.